Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of ReShape Lifesciences Inc. on Amendment No. 1 to Form S-1, of our report dated June 18, 2024, on our audit of the consolidated financial statements of Vyome Therapeutics Inc. (the “Company”) as of December 31, 2023 and 2022 and for the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, New York

January 14, 2025